NEUBERGER BERMAN EQUITY FUNDS
INSTITUTIONAL CLASS
DISTRIBUTION AGREEMENT

SCHEDULE A

         The Series currently subject to this Agreement are as follows:

Neuberger Berman Climate Change Fund
Neuberger Berman Emerging Markets Equity Fund
Neuberger Berman Equity Income Fund
Neuberger Berman Focus Fund
Neuberger Berman Guardian Fund
Neuberger Berman International Institutional Fund
Neuberger Berman International Large Cap Fund
Neuberger Berman Large Cap Disciplined Growth Fund
Neuberger Berman Large Cap Value Fund
Neuberger Berman Mid Cap Growth Fund
Neuberger Berman Partners Fund
Neuberger Berman Real Estate Fund
Neuberger Berman Regency Fund
Neuberger Berman Select Equities Fund
Neuberger Berman Small and Mid Cap Growth Fund
Neuberger Berman Small Cap Growth Fund
Neuberger Berman Socially Responsive Fund

Date: June 12, 2009